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                                  EXHIBIT 99.1


                      LASON ANNOUNCES REVISED MERGER TERMS
                             WITH UK-BASED M-R GROUP


TROY, Mich. --(BUSINESS WIRE)--May 13, 1999--Lason, Inc. (Nasdaq NM:LSON - News) today announced revised terms on the previously announced merger with M-R Group plc, a leading United Kingdom-based document and data management company. The revised terms take into account the change in value of Lason's common stock since the original announcement.

Under the revised terms of the agreement, M-R Group shareholders will receive
5.376 new shares of Lason common stock for every 100 M-R Group shares held. Based on the closing price of US $42.813 per Lason share on Tuesday, May 12, 1999, the terms equate to US $2.30 ((pound) $1.42) per M-R Group share. The original exchange ratio was 4.877 new shares of Lason common stock for every 100 M-R Group shares held.

The proposed transaction is expected to be accounted for as a pooling-of-interests for United States accounting purposes and will involve an exchange of newly issued Lason common stock valued at approximately US $133.1 million ((pound) 82.3 million). Closing of the transaction is expected on June 30, 1999, and is subject to M-R Group shareholder and certain other approvals.

"We are excited about the proposed merger with London-based M-R Group," stated Gary L. Monroe, chairman and chief executive officer of Lason." We believe the fundamentals of the merger remain unchanged in terms of the synergies and the long-term prospects for increased earnings resulting from our combined operations. M-R Group will provide Lason a strong platform for growth in Europe and significantly enhance our strategic objective of delivering information management services to our multi-national clients on a worldwide basis.

"The management of Lason and M-R Group are fully committed to the merger as reflected by our agreement on the revised terms and plans to remain on the original closing schedule. We are pleased that M-R's Board of Directors has unanimously recommended that its shareholders accept our revised offer," concluded Mr. Monroe.

Revenue of M-R Group is approximately US $90 million on an annualized basis. The consolidated company, operating as Lason, Inc., will be the world's leading provider of integrated information management services for image and data capture, data management and output processing.

Lason is a leading provider of integrated information management services for image and data capture, data management and output processing. Since its founding in 1985, Lason has grown to employ over 8,500 people with operations in 29 U.S. states, Canada, Mexico, India and the Caribbean and serve over 4,000 customers. The Company currently has over 75 multi-functional imaging centers and operates over 100 facility management sites located on customers' premises.

M-R Group is a leading United Kingdom document and data management company, employing over 1,000 people. M-R provides a variety of data and document management services including scanning and conversion, electronic storage and retrieval, micrographic and data management services. Its services are focused on the financial, telecommunications and utilities markets, in


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addition to government agencies. With its principal locations in the United
Kingdom, M-R also offers its services to clients in the United States and has operations in Mauritius.

For the fiscal year ended June 30, 1998, M-R's revenue was approximately (pound)
46.8 million (US $76.0 million) of which approximately 23 percent came from its United States-based operations. Its net income was approximately (pound) 5.0 million (US $8.1 million). M-R had stockholders' equity of approximately (pound)
18.5 million (US $30.1 million) at June 30, 1998.

This press release, other than historical financial information, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of the company and its management. Prospective investors are cautioned that any such forward looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward looking statements are: (i) that the information is of a preliminary nature and may be subject to further adjustment, (ii) variations in quarterly results, (iii) the assimilation of acquisitions, (iv) the management of the Company's growth and expansion, (v) dependence on major customers, dependence on key personnel, (vi) development by competitors of new or superior products or services, or entry into the market of new competitors, (vii) fluctuations in paper prices, (viii) integrity and reliability of the Company's data, (ix) volatility of the Company's stock price, (x) changes in the business services outsourcing industry, (xi) significance of intangible assets, (xii) changes related to compensatory stock options, and (xiii) other risks identified from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.



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